Exhibit 10.7

LICENSE AGREEMENT

This License Agreement, effective as of the date of execution by both parties, is by and between Emerging Technologies Trust, a trust organized and operated under the laws of the Commonwealth of Massachusetts, including all associated, affiliated and subsidiary entities, with a principal office at 16018 Harbour Palms Dr., Ft. Myers, FL 33908 (“COMPANY”) and Quest Packaging Solutions Corporation, 240 East 75th Street, New York, NY 10021-2929, a corporation formed under the laws of the state of New York (hereinafter “LICENSEE”). COMPANY and LICENSEE are herein collectively and jointly referred to as the “Parties.”

WHEREAS, COMPANY is the owner of all right, title, and interest to United States Patent No. 6,490,844 entitled FILM WRAP PACKAGING APPARATUS AND METHOD (attached hereto as Exhibit A); United States Patent No. 5,323,896 entitled ARTICLE PACKING KIT, SYSTEM AND METHOD (attached hereto as Exhibit B); and United States Patent Reissue No. RE36,412 entitled ARTICLE PACKING KIT, SYSTEM AND METHOD (attached hereto as Exhibit C), including but not limited to, all rights to existing or yet to be filed domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; other inventions, trade secrets or proprietary information (whether patented or not) relating to the Inventions covered by these patents; utility models; registered designs, certificates of invention and all other intellectual property relating to the Inventions covered by these patents under the laws of any country throughout the world (hereinafter the “PSM Invention”).

WHEREAS, LICENSEE desires to become a worldwide exclusive licensee of the PSM Invention, including the exclusive rights to make, use, sell, offer for sale, sub-license, import, and enforce the PSM invention throughout the world;

WHEREAS, LICENSEE has committed to keep confidential and protect, as hereinafter set forth, all Proprietary Information underlying or attendant to the PSM Invention;

WHEREAS, COMPANY is willing to grant to LICENSEE, a royalty bearing, worldwide and exclusive right in the PSM Invention, including the exclusive rights to make, use, sell, offer for sale, license and import throughout the world the PSM invention, as well as the exclusive right to enforce the rights associated with the PSM invention if said rights are believed to be infringed by or appropriated by others;

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, the parties agree as follows:

1.	DEFINITIONS

1.1.	“Licensed Products,” as used herein, shall mean any product that incorporates, in whole or in part, the PSM invention, including any product that incorporates one or more claims of the PSM patents attached hereto as Exhibits A, B, and C or any product covered by patent rights obtained by COMPANY in the future and relating to the PSM invention.

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1.2.	“Proprietary Information” shall mean: (1) any and all information (whether or not marked “confidential”), in whatever form, provided or disclosed by a party to the other for purposes of this License Agreement (whether such information was provided before or after the date of this Agreement), including, but not limited to, any and all information relating directly or indirectly to the Licensed Product, potential products, customers, customer information, vendor lists or vendor information, brokers, funding sources, lenders, brokers, sellers of goods and/or services who may refer their customers, as well as their agents and representatives, techniques, processes, methods, design, technologies, merchandising, scheduling, supply channels, operational strategies, inventory control, purchasing, cost control, opportunity assessment, business information, software information, inventions, financial data, financial plans, products, equipment, sales information, cost data, personnel, product tests, pricing policies, business plans or business strategies, information regarding any acquisition or joint venture arrangements or other enterprises with which a party has business relationships, and information disclosed by either or to the other party or its assigns, employees, or agents which is deemed confidential under this Agreement (whether by the receipt of documents, orally or through observation) and (2) any and all information, in whatever form, prepared by either party or its representatives or assigns, based upon information provided or disclosed hereunder (whether such information was prepared before or after the date of this Agreement). Notwithstanding, no information shall be deemed proprietary if such information was publicly known prior to the date of this agreement or if such information was known to Licensee, or their respective Directors, Officers agents or representatives.

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2.	CONFIDENTIALITY

2.1.	For purposes of this License Agreement, and all transactions contemplated hereby, the parties agree that Proprietary Information shall only be used by a party solely in connection with its evaluation, manufacture, license, sub-license, sale, offer for sale, importation or enforcement of the rights associated with the Licensed Product and shall not be used, in whole in part, for any other purpose or reason whatsoever (the “Authorized Use”). Such Proprietary Information shall be kept confidential by the other party, and shall not be disclosed, in whole or in part, to any person, except in connection with the evaluation, manufacture, license, sub-license sale, offer for sale or importation of the Licensed Product.

2.2.	Notwithstanding anything to the contrary, herein, Licensee shall have absolute discretion, to the extent hereinafter provided, to determine all means and methods for maintaining the confidentiality of the Proprietary Information in such form, and subject to such protections, as may be required to maintain the confidentiality of the Proprietary Information and ensure that the rights associated with the Licensed Products and PSM Invention are not diminished for any uses other than the transactions permitted hereunder, during and after termination of this Agreement.

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3.	OBLIGATIONS OF COMPANY

3.1.	COMPANY hereby grants to LICENSEE an exclusive, subject to termination of existing license with AdvancePak, Inc., worldwide royalty-bearing license to make, use, sell, offer for sale and/or import throughout the world the PSM Invention and the Licensed Products. COMPANY also hereby grants to LICENSEE the exclusive right to enter into sub-licenses with third parties to sub-license said third parties to make, use, sell, sub-license, offer for sale and/or import throughout the world, the PSM Invention and Licensed Products and any rights associated with the Licensed Product and the PSM invention. COMPANY agrees that the rights granted to LICENSEE pursuant to this agreement are exclusive rights, and that these exclusive rights prohibit COMPANY from entering into agreements with any other entities, individuals, or third parties to license, in whole or in part, any or all of the rights associated with the PSM Invention and the Licensed Products, and also prohibit COMPANY from licensing others to make, use, sell, offer for sale and/or import the PSM Invention and the Licensed Products including expressly all trademarks associated with the PSM Invention and/or any product covered by one or more claims of the patents attached hereto as Exhibits A, B, and C anywhere in the world, including, but not limited to, in the United States, Europe, Canada, and Australia, and also prohibit COMPANY and any of its subsidiaries or assigns from competing with LICENSEE in making, using, selling, offering for sale or importing the Licensed Products, including any product covered by one or more claims of the patents attached hereto as Exhibits A, B, and C.

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3.2.	COMPANY hereby grants to LICENSEE the right to apply for patent rights anywhere in the world relating to the PSM invention (“Future Patents”). COMPANY shall own any patents acquired by LICENSEE pursuant to this paragraph, provided however that LICENSEE shall retain an exclusive worldwide royalty-bearing license to make, use, sell, offer for sale and/or import throughout the world, any product covered by one or more claims of the Future Patents for the life of such Future Patents. COMPANY hereby grants to LICENSEE the exclusive right to enter into sub-licenses with third parties to sub-license said third parties to make, use, sell, sub-license, offer for sale and/or import throughout the world, any product covered by one or more claims of the Future Patents. COMPANY agrees that the rights granted to LICENSEE in the Future Patents are exclusive rights, and that these exclusive rights prohibit COMPANY from entering into agreements with any other entities, individuals, or third parties to license, in whole or in part, any or all of the rights associated with the Future Patents, and also prohibit COMPANY from licensing others to make, use, sell, offer for sale and/or import any product covered by one or more claims of the Future Patents anywhere in the world, including, but not limited to, in the United States, Europe, Canada, and Australia, and also prohibit COMPANY and any of its subsidiaries or assigns from competing with LICENSEE in making, using, selling, offering for sale or importing any product covered by one or more claims of the Future Patents. The costs for obtaining the Future Patents, including fees and other costs associated with prosecution of said patents, shall be included within the reasonable costs of doing business and, as such, shall be deducted from any revenues received by LICENSEE before any share of profits are distributed to COMPANY.

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3.3.	COMPANY hereby grants to LICENSEE the exclusive right but not the obligation to enforce the rights associated with the PSM invention, including but not limited to the rights associated with the patents attached hereto as Exhibits A, B and C and the Future Patents, against third parties, including third party infringers of said rights as well as all trademarks and tradedress associated with the PSM Invention. These rights shall include, but not be limited to, the right to initiate legal action, the right to enter into mediation and/or arbitration, and the right to enter into settlement agreements with third parties and to set the amount of any settlement (hereinafter “Enforcement Efforts”). COMPANY shall not have the right to enforce any rights associated with the PSM invention, including but not limited to the patents attached hereto as Exhibits A, B and C and the Future Patent, and the trademarks and tradedress associated with the PSM Invention without LICENSEE’s prior written approval.

3.4.	COMPANY hereby assigns to LICENSEE an accounts receivable from AdvancePak, Inc. in the amount of approximately $126,000 (“the Accounts Receivable”), as well as the exclusive right to collect and to enforce the Accounts Receivable in a court of law or other tribunal. Recovered proceeds to go to the Company less out of pocket costs incurred to obtain recovery as well as legal fees up to 33% of the recovered amount after deducting all such costs.

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3.5.	COMPANY hereby licenses to LICENSEE the exclusive rights to use the “Turtle Pak” trademark (Serial Number 74709827/Registration Number 1978526) , brand name, and associated trade dress.

4.	OBLIGATIONS OF LICENSEE

4.1.	As consideration for the license rights granted herein by COMPANY, LICENSEE agrees to pay COMPANY the following:

4.1.1.	Definitions:

4.1.1.1.	The term “Royalties” shall mean 5% of Net Sales as further described herein, that directly result from activities licensed by COMPANY to LICENSEE pursuant to this Agreement.

4.1.1.2.	The term “Net Sales” shall mean the LICENSEE’s or a SUB-LICENSEE’s gross sales (as described below) of Licensed Product, less adjustments for credits, returns and reimbursements, and net of sales and excise taxes paid directly or indirectly by Licensee, and shipping costs actually paid and separately itemized by Licensee.

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4.1.2.	Upon the commencement of the license agreement hereunder and subject to the expiration of the license agreement with AdvancePak, Inc., Licensee agrees to pay to Company on a monthly basis a sum equal to the Royalties earned in the prior month.

4.1.3.	Beginning with month 7 following the commencement of the license hereunder, Licensee agrees that in the event that Royalties payable hereunder to Company in any given month are less that $9,000, Licensee shall nonetheless remit to Company for such month the sum of $9,000 with the excess amount over Royalties actually payable for such month being treated as an advance draw against future Royalties. All advance draw monies shall be carried forward until the first month or months in which Royalties payable to Company exceed the sum of $9,000 (nine thousand dollars) credited in full to Licensee.

4.1.4.	Payments made to COMPANY pursuant to paragraph 4.1 shall be made on a monthly basis, one month and fifteen days after the end of the month in which the invoices are paid.

4.1.5.	A technology transfer fee shall be charged to any sublicense. Such fee shall be a minimum of $10,000, unless both parties agree to a lesser amount, the fee shall be divided equally between the Company and Licensee

4.1.6	In the event of the institution of a lawsuit or other proceeding to enforce any of the patent or trademark rights granted hereunder, Licensee agrees to advance the costs of such lawsuit including reasonable attorneys fees and in the event of a monetary recovery Licensee and Company agree that all costs and reasonable attorneys fees shall be deducted off the top from the gross recovery and that the net recovery shall be divided 90% to Licensee and 10% to Company.

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4.2.	LICENSEE shall provide COMPANY upon request with quarterly statements of expenses and receivables and COMPANY shall have a right once per year to audit LICENSEE’s expenses and receivables to ensure compliance with paragraph 4.1 of this Agreement, provided that COMPANY notify LICENSEE in writing of its intent to perform such an audit no later than thirty (30) days before said audit is to commence. The cost of such an audit shall be borne solely and exclusively by COMPANY.

5.	OTHER COVENANTS

5.1.	COMPANY hereby waives any and all rights to sue to enjoin LICENSEE, or any of its customers, licensees, sub-licensees, suppliers or users, from making, using, offering for sale, selling or importing the Licensed Products and/or to seek any compensation in addition to the Royalties provided hereunder for making, using, offering for sale, selling or importing the Licensed Product or for sub-licensing third parties to make, use, sell, offer for sale and/or import throughout the world the Licensed Product while this Licensee Agreement remains in effect.

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5.2.	COMPANY hereby assumes the risk of and waives any and all rights to sue LICENSEE for any decisions relating to or any adverse effects of Enforcement Activities pursued by LICENSEE pursuant to paragraph 3.3 of this Agreement, including but not limited to, failing to obtain a favorable verdict in a suit for patent infringement and/or accepting settlement terms not agreeable to COMPANY. COMPANY understands that enforcement of intellectual property involves substantial risks. COMPANY agrees to assume these risks, including the risk that patent rights owned by COMPANY and asserted by LICENSEE against third parties may be invalidated or held unenforceable in a court of law.

5.3.	LICENSEE agrees that upon commencement of license agreement hereunder, LICENSEE shall deliver to COMPANY stock certificates representing 10% of the outstanding and issued shares of Quest Packaging Solutions Corporation.

6.	TERM

6.1.	This License Agreement shall terminate ten (10) years after the execution date of this Agreement, provided that COMPANY shall have the right to terminate the agreement with sixty (60) days prior written notice if after the first 12 months after this Agreement is executed, LICENSEE fails to make at least $9000 per month in Licensed Profits. LICENSEE shall have the right to cancel this contract at any time and for any reason.

6.2.	LICENSEE shall have the absolute right to extend the term of this AGREEMENT to twenty (20) years, provided that LICENSEE is not in default at the date of termination or is not then subject to notice of termination and written notice of LICENSEE’s intent to extend said term is provided to COMPANY within the last two years of this Agreement, and not later than four (4) months before the termination date of this Agreement.

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7.	NONINTERFERENCE AND COOPERATION

7.1.	COMPANY agrees not to engage in any activity that would interfere with or substantially hinder LICENSEE’s business or LICENSEE’s attempts to sub-license the Licensed Products or the rights associated with the PSM Invention to third parties. COMPANY understands that LICENSEE retains the sole discretion of whether and to whom to offer sublicenses to, and COMPANY has no right to select, prevent or otherwise interfere with a sub-license agreement entered into, or to be entered into, by LICENSEE.

7.2.	COMPANY agrees not to engage in any action inconsistent with this Agreement that would be critical of LICENSEE or adverse to the interests of LICENSEE or to any of LICENSEE’s subsidiaries, sub-licensees or assigns. COMPANY agrees to act generally in a manner that is in the best interests of LICENSEE and in a manner that would not detract from or hinder any business dealings or relationships consistent with this Agreement entered into by LICENSEE or by others on LICENSEE’s behalf.

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7.3.	COMPANY agrees to provide whatever information is reasonably necessary to assist LICENSEE and any sub-licensees of the Licensed Products and/or the rights associated with the PSM Invention or Future Patents or technology and their respective personnel in understanding all technical aspects relating to the PSM invention, including the patents attached hereto as Exhibits A, B and C and the Future Patents.

7.4.	COMPANY agrees to assist LICENSEE, subject to reimbursement of all reasonable expenses, whenever reasonably required in acquiring sub-licensees of the Licensed Products and/or the rights associated with the PSM invention, including but not limited to, attending and assisting with the preparation of sales presentations with prospective customers and/or licensees.

7.5.	COMPANY agrees to do whatever is reasonably necessary, at the request of LICENSEE, to assist LICENSEE in applying for and obtaining Future Patents relating to the PSM invention. COMPANY also agrees to execute all documents and to fully cooperate in enabling LICENSEE to comply with the requirements of any domestic or foreign patent office and/or the terms of any agreement relating to such patents and/or the PSM invention.

8.	REPRESENTATIONS AND WARRANTIES

8.1.	COMPANY represents and warrants that: (1) it is the owner of all right, title and interest in the PSM invention and the Licensed Products and (2) it has the right and the authority to enter into this License Agreement without breaching any other agreement or obligation to any third party.

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8.2.	LICENSEE represents that it has the right and the authority to enter into this License Agreement without breaching any other agreement or obligation to any third party.

8.3.	COMPANY represents and warrants that the only known licenses that have been granted in the PSM Invention and Licensed Products is the license to AdvancePak, Inc.

9.	GENERAL PROVISIONS

9.1.	The parties agree that this License Agreement shall be personal to each party and shall be nontransferable and non-assignable without the prior written consent of the other party, which consent the parties agree not to unreasonably withhold or unreasonably delay.

9.2.	If and to the extent that the performance by a party (an “Affected Party”) of any of its obligations pursuant to this License Agreement is prevented, hindered or delayed directly by an act of God, riot, war, earthquake, acts of terrorism or government proclamation beyond the reasonable control of the Affected Party (excluding labor disputes or strikes) (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the Affected Party shall be excused for such hindrance, delay or non-performance, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and the Affected Party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent reasonably possible without delay, including, but not limited to, the use of alternate sources, workaround plans or other means; provided, however, that the use of such alternate sources, workaround plans or other means shall cease, upon the cessation of the Force Majeure Event.

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9.3.	No waiver of any breach of any provision of this License Agreement or failure to exercise any right under this License Agreement shall constitute a waiver of any prior, concurrent or subsequent breach or failure to exercise any right of the same or any provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

9.4.	This License Agreement sets forth the entire agreement and understanding between the parties as to the subject matter and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or in any written agreement between the parties executed subsequent to the date of execution hereof; and signed by a proper duly authorized representative of the party to be bound thereby.

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9.5.	The section headings used in this License Agreement and the attached Exhibits shall be intended for convenience only and shall not be deemed to supersede or modify any provisions.

9.6.	This License Agreement may not be modified, amended or supplemented except by written agreement executed by the duly authorized representatives of each of the parties. No waiver of any provision of this License Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of the party to be bound by such waiver.

9.7.	Notices relating to this License Agreement shall be in writing and shall be considered served when deposited as certified or registered U.S. mail, return receipt requested, in a sealed envelope with sufficient postage affixed, addressed as follows:

COMPANY:

Emerging Technologies

Chuck Jones, Trustee

16018 Harbour Palms Dr.

Fort Myers, FL 33908

LICENSEE:

Quest Packaging Solutions Corporation

Attention: Jon Scahill (President/COO Quest Patent Reserch Corporation)

240 East 75th Street, New York, NY 10021-2929

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9.8.	Nothing contained in this License Agreement shall be construed as creating any relationship of agency, partnership, franchise, joint ventures, employment or similar relationship between the parties. Neither party shall hold itself out as having such authority.

9.9.	Each Party hereto represents and warrants that no promise or other inducement to enter into this License Agreement has been made to such Party that is not expressly set forth in this License Agreement.

9.10.	Each of the parties represents and warrants that it has the full power and authority to enter into this License Agreement, and that there are no other persons or entities whose consent to this License Agreement or whose joinder herein is necessary to make fully effective the provisions of this License Agreement.

9.11.	Each party represents that it has had the opportunity to be represented by counsel of its choice in negotiating this License Agreement. This License Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and instruction of each of the parties, at arms length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to either party.

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9.12.	This License Agreement shall be governed by, interpreted and construed in accordance with the laws of New York, without reference to conflict of laws principles. Venue for any dispute arising under or resulting from this License Agreement shall be in the State of New York, and each of the parties hereby irrevocably submits to the jurisdiction of the United States Federal Courts (or, if such court does not have subject matter jurisdiction, a state court) sitting in New York in any action, suit or proceeding brought against it by the other party arising under, resulting from, or related to this License Agreement.

9.13.	If any provision of this License Agreement shall be determined to be invalid, illegal or unenforceable under any controlling body of law (including European competition law) that provision shall be reformed, construed and enforced to the maximum extent permissible, or, if not possible, excised from this agreement, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.14.	All provisions of this License Agreement which are by their nature intended to survive the expiration or termination of this License Agreement shall survive such expiration or termination.

9.15.	This License Agreement may be signed in counterparts, each of which shall be deemed an original hereof, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties involved have caused this License Agreement to be executed their duty authorized representatives.

Emerging Technologies Trust		QUEST PACKAGING SOLUTIONS COPORATION

By:	/s/ William C. Jones	By:

Title:	Trustee	Title:	President/COO Quest Patent Research Corporation

Date:	March 26, 2008	Date:	March 26, 2008

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